EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The accompanying unaudited pro forma combined consolidated financial statements present financial information from the Indevus and Valera unaudited pro forma combined consolidated statements of operations for the years ended September 30, 2006 for Indevus and December 31, 2006 for Valera and for the six months ended March 31, 2007 for Indevus and Valera. The unaudited pro forma combined consolidated balance sheet as of March 31, 2007 is based on the historical balance sheets of Indevus and Valera as of that date. The unaudited pro forma combined consolidated statement of operations is presented as if the merger had occurred on the first day of the period (i.e., October 1, 2005). The unaudited pro forma combined consolidated balance sheet gives effect to the transaction as if it occurred on March 31, 2007. The unaudited pro forma combined consolidated financial data are based on estimates and assumptions, which are preliminary and subject to change, as set forth in the notes to such statements and which are provided for information purposes only. The unaudited pro forma combined consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes of Indevus and Valera, incorporated by reference.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

(Amounts in thousands except share data)

	As of March 31, 2007
	Historical		Pro forma
	Indevus	Valera	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$59,009	$8,548	$—		$67,557
Accounts receivable, net	4,004	2,760	—		6,764
Inventories, net	1,585	5,844	900	(C)	8,329
Prepaid and other current assets	4,995	1,387	—		6,382

Total current assets	69,593	18,539	900		89,032
Property and equipment, net	937	7,781	772	(C)	9,490
Insurance claim receivable	1,258	—	—		1,258
Prepaid debt issuance costs	853	—	—		853
Inventories, net	1,387	—	—		1,387
Intangible assets, net	—	420	29,680	(A)	30,100
Other assets	2,348	136	1,100	(C)	3,584
Goodwill	—	—	43,403	(E)	43,403

Total assets	$76,376	$26,876	$75,855		$179,107

LIABILITIES
Current liabilities:
Accounts payable	$1,915	$3,003	$—		$4,918
Accrued expenses	16,770	3,691	9,913	(F), (G)	30,374
Accrued interest	950	—	—		950
Deferred revenue	14,250	—	—		14,250
Capital lease obligations—current	—	9	—		9

Total current liabilities	33,885	6,703	9,913		50,501
Convertible notes	72,000	—	—		72,000
Deferred revenue	113,999	488	(170	)(C)	114,317
Capital lease obligations—long term	—	11	—		11
Other	—	—	153	(C)	153
Minority interest	126	—	—		126

STOCKHOLDERS’ (DEFICIT) EQUITY
Convertible preferred stock
Series B	3,000	—	—		3,000
Series C	500	—	—		500
Common stock, $.001 par value	56	15	(15	)(H)	56
	—	—	18	(H)	18
	—	—	2	(I)	2
Additional paid-in-capital	348,223	79,761	(79,761	)(H)	348,223
	—	—	121,372	(H)	121,372
	—	—	4,171	(H)	4,171
	—	—	15,609	(I)	15,609
	—	—	910	(I)	910
Accumulated deficit	(495,413)	(60,102)	60,102	(H)	(495,413)
	—	—	(50,000	)(J)	(50,000)
	—	—	(5,222	)(F), (G)	(5,222)
	—	—	(1,227	)(K)	(1,227)

Total stockholders’ (deficit ) equity	(143,634)	19,674	65,959		(58,001)

Total liabilities and stockholders’ (deficit) equity	$76,376	$26,876	$75,855		$179,107

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

	For the twelve months ended
	Historical (1)		Pro forma
	Indevus	Valera	Adjustments		Combined
Revenues:
Product revenue	$26,738	$17,845	$—		$44,583
Contract and license fees	23,714	121	—		23,835

Total revenues	50,452	17,966	—		68,418
Costs and Expenses:
Cost of product revenue	19,692	5,107	3,206	(B), (D)	28,005
Research and development	43,203	7,574	—		50,777
Marketing, general and administrative	36,009	20,372	—		56,381

Total costs and expenses	98,904	33,053	3,206		135,163
Loss from operations	(48,452)	(15,087)	(3,206)		(66,745)
Investment income	3,505	967	—		4,472
Interest expense	(5,170)	(26)	—		(5,196)
Minority interest and other	(437)	—	—		(437)

Loss before income taxes	(50,554)	(14,146)	(3,206)		(67,906)
Benefit from income taxes	—	(207)	—	(L)	(207)

Net loss	$(50,554)	$(13,939)	$(3,206)		$(67,699)

Net loss per common share, basic and diluted	$(1.02)	$(1.03)	$(0.16)		$(0.98)

Weighted average common shares outstanding, basic and diluted	49,411	13,580	19,943	(M)	69,354

(1)	As reported in Indevus’ audited Annual Report on Form 10-K for the year ended September 30, 2006. As reported in Valera’s audited Annual Report on Form 10-K for the year ended December 31, 2006.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

	For the six months ended March 31, 2007
	Historical		Pro forma
	Indevus	Valera	Adjustments		Combined
Revenues:
Product revenue	$8,712	$6,427	$—		$15,139
Contract and license fees	15,663	23	—		15,686

Total revenues	24,375	6,450	—		30,825
Costs and Expenses:
Cost of product revenue	5,550	3,111	1,153	(B),(D)	9,814
Research and development	19,191	4,209	—		23,400
Marketing, general and administrative	21,690	10,552	—		32,242

Total costs and expenses	46,431	17,872	1,153		65,456
Loss from operations	(22,056)	(11,422)	(1,153)		(34,631)
Investment income	1,903	324	—		2,227
Interest expense	(2,585)	—	—		(2,585)

Loss before income taxes	(22,738)	(11,098)	(1,153)		(34,989)
Benefit from income taxes	—	(195)	—	(L)	(195)

Net loss	$(22,738)	$(10,903)	$(1,153)		$(34,794)

Net loss per common share, basic and diluted	$(0.41)	$(0.73)	$(0.06)		$(0.46)

Weighted average common shares outstanding, basic and diluted	55,885	14,945	19,943	(M)	75,828

Note 1:

The allocation of the purchase price is based upon the valuation of tangible and intangible assets acquired and liabilities assumed. The purchase price allocation included within these unaudited pro forma combined consolidated financial statements is based upon a purchase price of approximately $145.5 million. The exchange ratio for the merger was calculated based upon the volume weighted average of the closing prices of Indevus common stock during the 25 trading days ending five trading days prior to the date of the stockholders’ meeting to vote on the merger. We have issued shares based on an exchange ratio for the merger of 1.1337 shares of Indevus common stock for each share of Valera common stock. Such exchange ratio was calculated using the volume weighted average of the closing prices of Indevus common stock of $6.836, which incorporates the average trading price of Indevus common stock for the 25 trading days ending five trading days prior to April 17, 2007 (the date the transaction was consummated). The purchase price also assumes a $7.10 fair value of the Indevus common stock based on the average trading price of the Indevus common stock for the two full trading days prior to and subsequent to April 10, 2007, the day upon which the exchange ratio became fixed. The merger also provided the Valera option holders the right to receive shares of Indevus stock as consideration for the cancellation of their Valera stock options. The number of Indevus shares issued in exchange for such options also was determined shortly before completion of the merger. The Valera options were exchanged for approximately 590,000 shares of Indevus common stock at a fair value of $7.07 per share, based on the closing price of Indevus common stock on April 16, 2007, which aggregated $4.2 million, of which $2.9 million is additional purchase price and $1.2 million is non-cash compensation expense attributed to the issuance of Indevus shares to unvested Valera option holders. The purchase price also includes the estimated transaction costs to be paid by Indevus in connection with the merger.

Valera stockholders’ received three contingent stock rights (“CSRs”) and the option holders who consented to the proposed treatment of such options received three unfunded and unsecured promises to receive shares of Indevus common stock pursuant to a formula specified in the related merger agreement (“CSR Equivalents”). The first CSR and CSR Equivalent became payable on May 3, 2007, upon announcement of the regulatory approval of Supprelin-LA. The additional purchase price related to achievement of this milestone was approximately $16.5 million and is included in the calculation of total purchase price in these pro forma financial statements. This first CSR was convertible into $1.00 worth of Indevus common stock calculated using the average of the per share closing sale prices of Indevus common stock for the ten trading days ending three days prior to achieving the milestone. The conversion price was determined to be $7.093. Based on this conversion price, the exchange ratio was 0.141 shares of Indevus stock for each CSR (with cash in lieu of fractional shares). The CSRs earned on May 3, 2007 are expected to be exchanged for approximately 2.13 million shares of Indevus common stock. The fair value of these shares was determined to be $7.34 per share based on the closing price of Indevus common stock on May 3, 2007, for an aggregate value of $15.6 million. The CSR Equivalents were exchanged by Valera’s option holders for approximately 124,000 shares of Indevus common stock at a fair value of $7.34, based on the closing price of Indevus common stock on May 3, 2007, which aggregated approximately $911,000. The remaining CSRs and CSR Equivalents are contingent consideration which is not reflected in the purchase price noted above, but which will be reflected as additional purchase price when and if such contingencies are resolved and the CSRs and CSR Equivalents become issued or issuable. If both of the remaining CSRs and CSR Equivalents were to be converted into Indevus common stock, there would be approximately $40.6 million of additional purchase price resulting from this contingent consideration.

The purchase consideration is as follows:

Issuance of Indevus common stock to Valera stockholders (17.1 million shares at $7.10 per share)	$121,389
Fair value of Indevus common stock issued as consideration for cancellation of outstanding Valera stock options	2,944
Estimated Indevus transaction costs	4,691
Issuance of Indevus common stock to holders of CSRs and CSR Equivalents upon achievement of the Supprelin-LA milestone	16,522

Total purchase price	$145,546

Indevus has assessed the fair value of the assumed assets and liabilities of Valera and the related business integration plans. The table below represents an allocation of the total consideration to Valera’s tangible and intangible assets and liabilities based on management’s estimate of their respective fair values as of the date of the merger, taking into consideration the Supprelin-LA CSR milestone. The purchase price allocation is as follows (U.S. dollars, in thousands):

Net tangible assets acquired	$22,043
In-process research and development	50,000
Identifiable intangible assets	30,100
Goodwill	43,403

Total consideration	$145,546

Note 2:

Adjustments included in the unaudited pro forma combined consolidated balance sheets and unaudited pro forma combined consolidated statements of operations are summarized as follows:

A.	To record the estimated valuation of identifiable intangible assets acquired and to eliminate Valera’s historical intangible assets. The fair value of identifiable intangible assets of $30.1 million was estimated using a discounted cash flow model.

B.	To record amortization expense for identifiable intangible assets using an average estimated useful life of 14-17 years.

C.	To record the fair value of tangible assets acquired and liabilities assumed, including fixed assets, inventory, investment in Spepharm, deferred revenue and unfavorable lease obligations.

D.	To record additional depreciation expense $320,000 and $160,000 for the twelve months ended September 30, 2006 and for the six months ended March 31, 2007, respectively, resulting from the fixed asset fair value adjustments. To record additional cost of sales of $900,000 for the twelve months ended September 30, 2006 resulting from the inventory fair value adjustment.

E.	To record goodwill related to the merger of $43.4 million. Goodwill represents the difference between total preliminary consideration and identifiable tangible and intangible assets acquired, net of liabilities assumed.

F.	To record the accrual of $4.7 million of Indevus transaction costs, included as a component of total purchase price, and $2.9 million of Valera transaction costs, expensed by Valera. These costs include, but are not limited to, fees for financial advisors, accountants and attorneys and other related costs.

G.	To record accrual of severance costs for certain Valera employees paid by Valera prior to the close of the merger, estimated at $2.3 million. Because the $2.3 million paid by Valera was expensed prior to the consummation of the merger and will not have a continuing impact, it is not reflected in the pro forma condensed statement of operations.

H.	To eliminate Valera’s historical stockholders’ equity accounts. These adjustments also reflect the issuance of 17.7 million shares of Indevus’ $0.001 par value common stock with an estimated value of $125.6 million in exchange for all common stock of Valera, including an adjustment of $4.2 million to additional paid-in-capital to reflect the fair value of all Indevus shares issued by Indevus in the merger as consideration for the cancelled Valera options.

I.	To record the issuance of 2.3 million share of Indevus’ $0.001 par value common stock with estimated value of $16.5 million to Valera’s shareholders and option holders holding CSRs and CSR Equivalents, respectively, upon achievement of the Supprelin-LA milestone.

J.	To record the estimated fair value of in-process research and development acquired in the merger. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed statement of operations. However, this item will be recorded as an expense immediately following the completion of the merger.

K.	To record the noncash stock based compensation expense substantially related to the issuance of Indevus shares to unvested Valera option holders. This expense is a component of the $4.2 million of total value attributed to the fair value of the Indevus shares issued as consideration for the cancellation of Valera options.

L.	The pro forma adjustments do not include any related income tax effects as Indevus provides a full valuation allowance on its deferred tax assets.

M.	To record the issuance of Indevus shares to Valera stockholders and option holders in connection with the merger and achievement of the Supprelin-LA milestone. Valera shares were exchanged using the shares outstanding immediately prior to consummation of the transaction.